Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-83383, 333-85741, 333-50078) and on Form S-3 (No. 333-84789) of MarketWatch.com, Inc. of our report dated January 30, 2001 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
San Francisco, California
March 30, 2001